Exhibit 99.1

    Brooks Automation Reports Results for Fiscal 2004 Second Quarter Ended
                                March 31, 2004

    Record bookings, revenues and earnings for the quarter exceed guidance

    CHELMSFORD, Mass., April 22 /PRNewswire-FirstCall/ -- Brooks Automation, Inc. (Nasdaq: BRKS), which delivers hardware and software systems that enable semiconductor and other complex industries to improve manufacturing efficiencies, today announced results for its fiscal second quarter ended March 31, 2004.

    Revenues for the second quarter 2004 were $138.0 million, a 67 percent sequential increase from the preceding quarter revenues of $82.5 million, and a 48 percent increase from the second quarter 2003 revenues of $93.0 million. Bookings for the quarter increased to $152.7 million, a sequential increase of 20 percent from the preceding quarter bookings of $127.0 million, and an increase of 78 percent over the second quarter 2003 bookings of $85.7 million.

    The net income for the second quarter 2004 on a GAAP ("Generally Accepted Accounting Principles") basis was $6.9 million, or $0.15 per diluted share, compared to a net loss of $8.9 million, or $0.23 loss per share in the immediately preceding quarter, and a net loss in the second quarter 2003 of $28.8 million or $0.79 loss per share. Included in GAAP net income were restructuring charges totaling $2.2 million, amortization of acquired intangibles totaling $0.9 million and deferred compensation of $0.8 million. These charges negatively impacted earnings by $0.09 per share.

    "Brooks had a record-breaking fiscal second quarter," said Robert J. Therrien, chairman and chief executive officer of Brooks Automation. "Our ability to execute our disciplined growth strategy along with the pace of the industry recovery in semiconductor capital equipment spending resulted in bookings, revenues and profitability that exceeded our guidance for the quarter. The December quarter's bookings of $127 million were the most for any quarter in company history, and we surpassed that level by another 20 percent in the March quarter with $152.7 million in bookings. Revenues reached a new quarterly record of $138.0 million. This 67 percent sequential growth included revenues of approximately $17 million from the completion and resulting revenue recognition of a large software contract, whose impact was included in the revenue guidance for the quarter. Even without this large contract, the underlying business grew by 47 percent in the quarter and was $13 million above the high end of our guidance. Our OEM business was a major contributor to the growth in revenues for the quarter, increasing by 74 percent over the preceding quarter fueled by a broad-based industry increase in customer demand and market share gains. Our software business grew strongly quarter over quarter, benefiting from the completion of the large 300mm software project in Europe previously mentioned. On the factory hardware side of the business, we have a number of projects being installed and prepared for acceptance at customer sites. At the beginning of April, Gartner Dataquest released their annual survey of market share for calendar 2003 and Brooks was reported to be the world's largest automation company in the semiconductor industry for the third consecutive year. We have seen calendar 2004 get off to an outstanding start."

    Edward C. Grady, president and chief operating officer, said "Our worldwide hardware production increased substantially over the preceding quarter shipments, a testament to the outstanding performance of our global operations team's ability to ramp our factory production. I believe the market is rewarding us for our commitment to manufacturing excellence, a core competency which we have never surrendered. In this supply-constrained environment, customers put a premium on companies which can deliver quality products on time. This ability to meet the market demand has turned into a major competitive advantage for Brooks. We are winning significant incremental business from both OEM and fab customers. Although we still have room for improvement, our efforts over the past year to restructure our fixed and variable costs are beginning to result in strong earnings leverage."

    Mr. Therrien commented on Brooks' financial performance and provided guidance on the business outlook. "Our net income on a GAAP basis was $0.15 per diluted share compared to guidance of $0.01 to $0.05 per diluted share at the start of the quarter. Income from operations on a non-GAAP basis was $0.24 per diluted share, far better than our guidance of $0.10 to $0.15 at the start of the quarter. Operating expenses on a non-GAAP basis for the quarter were within our guidance at $37.3 million. Gross margin was 37 percent, also within our guidance. The stage is now set for improved performance, as both the industry fundamentals and our operating platform strengthen. We expect gross margin to improve approximately one to two percent in the June quarter. Revenues for the June quarter are expected to be in a range of $140 to $150 million. Our earnings per share is expected to be in the range of $0.20 to $0.25 per diluted share on a GAAP basis. This guidance is inclusive of about $0.04 per share of restructuring and amortization expenses. Quoting activity for new fab opportunities is at the highest level in two years, but being timing-dependent, may translate into increased bookings over the next two quarters. Our commitment to building shareholder value in this and subsequent investment cycles is our first priority. We are proud of our workforce and our management team and I would like to thank them for their hard work and dedication during the challenging times of the past two and a half years. The resiliency and focus of our people played a critical role in restoring profitable operations."

    As in previous earnings reports, the GAAP and non-GAAP operating results showing the adjustments for the quarter are reconciled in the attached exhibits.

    Q2 Fiscal 2004 Highlights
    * Ranked by Gartner Dataquest as the world's largest semiconductor automation company in calendar year 2003.
    * OEM business achieved second consecutive quarter of record quarterly bookings.
    * Factory hardware business achieved record bookings in the quarter.
    * Factory shipments of manufactured hardware products increased approximately 83 percent over the preceding quarter shipments.
    * OEM systems revenues increased 170 percent quarter over quarter, driven by strong demand in semiconductor capital equipment and market share gains.
    * Received 14 new design-in wins during the quarter from OEM customers.
    * Booked order for Guardian bare reticle stocker from a major DRAM manufacturer in Korea. This customer is the 3rd 300mm fab since the start of fiscal year 2004 to order a lithography automation solution from Brooks.
    * Booked multi-million dollar expansion for AMHS from a major fab in China.
    * Selected by a major fab in China for a significant 200mm SMIF expansion, displacing the incumbent supplier.
    * Received acceptance of the initial pilot line implementation of the OneFab(TM) AMHS at a 300mm North American DRAM fab.
    * Completed the implementation of a large software automation system at a 300mm fab in Europe, resulting in revenues of approximately $14 million consisting of software licenses and services plus additional $3 million in reimbursable expenses.
    * Booked multi-million dollar order for factory software, including the manufacturing execution system (MES), real time dispatching, and material control system (MCS), from a major DRAM manufacturer in Korea for its second 300mm production fab.
    * Booked multi-million dollar order from a Taiwanese flat panel display
      (FPD) manufacturer for LCDworks, Brooks' MES for FPD manufacturing.
    * Booked order from ProMOS Technologies, a top DRAM manufacturer in Taiwan, for the implementation of Activity Manager in its 300mm fab. Brooks will act as the prime contractor for the implementation and integration of the full automation solution. Activity Manager is an important new software product that automates the job and exception management across a fab's automation systems.
    * Received acceptance of Activity Manager from a 300mm North American DRAM fab.
    * Selected by a major foundry in Asia to provide computer integrated manufacturing (CIM) software for its new 300mm fab.
    * Selected by a major FPD manufacturer in Korea to provide the next generation adaptive MES software to automate its leading edge LCD Gen 7 fab.
    * Selected by a major semiconductor manufacturer in China to provide MES software for its first 300mm fab.

    Conference Call and Webcast

    Brooks Automation will host a conference call on Thursday, April 22, 2004 at 5:00 PM Eastern to review its fiscal second quarter results. On the call, management will discuss the information contained in this announcement and answer related questions.

     Conference Call Date:    Thursday, April 22, 2004
     Time:                    5:00 p.m. Eastern
                              4:00 p.m. Central
                              3:00 p.m. Mountain
                              2:00 p.m. Pacific
     Dial in #:               (719) 457-2638
     Passcode:                209524

    An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title "Brooks Automation Fiscal 2004 Second Quarter Earnings Webcast". A telephone replay will also be made available following the call at the following number: (719) 457-0820 beginning @ 9:00 p.m. Thursday, April 22, 2004, and available 7 days. The passcode for the replay is 209524.

    About Brooks Automation, Inc.

    Brooks Automation (Nasdaq: BRKS) is a leading worldwide provider of automation solutions to the global semiconductor and related industries. The company's factory and tool automation hardware, software and professional services can manage every wafer, reticle and data movement in the fab, helping customers improve throughput and yield while reducing both cost and time to market. Brooks products and services are used in virtually every fab in the world as well as by many customers in industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.

    "Safe Harbor" Statement under Section 21E of the Securities Exchange Act of 1934:

    Some statements in this release are forward-looking statements made under
Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and profit and loss expectations, our future business strategy and market opportunities, the quality and effectiveness of our manufacturing processes, continuing improvements in our ability to manage expenses and to meet customer expectations and demand, level of capital expenditures and bookings expectations in the semiconductor industry, demand for our products, and the outlook of the general economy and the semiconductor industry. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of future downturns in market demand for electronics; the possibility that the upturn in market demand for electronics will not be sustained; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting and expense control measures; intense price competition; possible disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks' Annual Report on Form 10-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

    All trademarks contained herein are the property of their respective owners.

    Contact:
     Mark Chung
     Director of Investor Relations
     Brooks Automation, Inc.
     Telephone: (978) 262-2459
     mark.chung@brooks.com


                           BROOKS AUTOMATION, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)



                                                March 31,       September 30,
                                                   2004              2003


    ASSETS
    Cash, cash equivalents and marketable
     securities                                   $199,817          $129,480
    Accounts receivable, net                       103,379            69,374
    Inventories                                     80,447            53,212
    Other current assets                            10,802            17,946

         Total current assets                      394,445           270,012

    Property, plant and equipment, net              60,587            64,825
    Long-term marketable securities                109,991            69,108
    Intangible assets, net                          78,578            79,550
    Other assets                                     9,384             9,206

              Total assets                        $652,985          $492,701


    LIABILITIES, MINORITY INTERESTS AND
     STOCKHOLDERS' EQUITY
    Current liabilities                           $164,976          $134,857
    Convertible subordinated notes                 175,000           175,000
    Other long-term liabilities                     18,699            19,851

              Total liabilities                    358,675           329,708

    Minority interests                                 956               707

    Stockholders' equity                           293,354           162,286

                Total liabilities,
                 minority interests and
                 stockholders' equity             $652,985          $492,701



         Cash, cash equivalents, short-
          term and long-term marketable
          securities
            March 31, 2004                        $309,808
            December 31, 2003                     $312,680
            September 30, 2003                    $198,588
            June 30, 2003                         $209,646
            March 31, 2003                        $212,933


                           BROOKS AUTOMATION, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)



                                       Three months ended   Six months ended
                                           March 31,           March 31,
                                         2004      2003      2004      2003


    Revenues                           $137,984   $92,964  $220,530  $177,819
    Cost of revenues                     87,074    68,312   139,375   128,793

    Gross profit                         50,910    24,652    81,155    49,026

    Operating expenses:
      Research and development           16,634    19,754    32,702    39,428
      Selling, general and
       administrative                    21,469    23,022    41,236    57,128
      Acquisition-related and
       restructuring charges              2,168     4,728     2,168    25,824
                                         40,271    47,504    76,106   122,380

    Income (loss) from operations
     before amortization of
     acquired intangible assets          10,639   (22,852)    5,049   (73,354)

    Amortization of acquired
     intangible assets                      939       941     1,882     2,988

    Income (loss) from operations         9,700   (23,793)    3,167   (76,342)

    Interest expense, net                 1,083     1,529     2,516     2,349
    Other (income) expense, net            (469)    3,323      (511)   16,035

    Income (loss) before income taxes
     and minority interests               9,086   (28,645)    1,162   (94,726)

    Income tax provision                  1,829        53     2,842     4,868

    Income (loss) before minority
     interests                            7,257   (28,698)   (1,680)  (99,594)

    Minority interests in earnings of
     consolidated subsidiary                317       103       249       193

    Net income (loss)                    $6,940  $(28,801)  $(1,929) $(99,787)

    Income (loss) per share:
          Basic                           $0.16    $(0.79)   $(0.05)   $(2.73)
          Diluted                         $0.15    $(0.79)   $(0.05)   $(2.73)

    Shares used in computing income
     (loss) per share:
          Basic                          44,412    36,682    41,417    36,521
          Diluted                        44,995    36,682    41,417    36,521


    Pro Forma Net Income (loss) Before Amortization of Acquired Intangible
         Assets and Other Acquisition and Disposition Related Charges


      Net income (loss) before
       amortization of acquired
       intangible assets
       and other acquisition and
       disposition related charges,
       net of taxes                       $10,829  $(12,652) $3,861  $(36,684)


      Income (loss) per share before
       amortization of acquired
       intangible
       assets and other acquisition and
       disposition related
       charges, net of taxes
            Basic                           $0.24    $(0.34)  $0.09    $(1.00)
            Diluted                         $0.24    $(0.34)  $0.09    $(1.00)

      Shares used in computing income
       (loss) per share before
       amortization
       of acquired intangible assets and
       other acquisition and
       disposition related charges, net
       of taxes
            Basic                          44,412    36,682  41,417    36,521
            Diluted                        44,995    36,682  42,036    36,521


                           BROOKS AUTOMATION, INC.
                     CALCULATION OF PRO FORMA NET INCOME
              BEFORE AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS
            AND OTHER ACQUISITION AND DISPOSITION RELATED CHARGES
                  FOR THE THREE MONTHS ENDED MARCH 31, 2004
                    (in thousands, except per share data)




                                          U.S. GAAP   Adjustments Pro Forma

    Revenues                               $137,984        $-      $137,984
    Cost of revenues                         87,074         -        87,074

    Gross profit                             50,910         -        50,910

    Operating expenses:
      Research and development               16,634        10 (A)    16,624
      Selling, general and administrative    21,469       772 (B)    20,697
      Acquisition-related and
       restructuring charges                  2,168     2,168             -
                                             40,271     2,950        37,321

    Income from operations before
     amortization of
     acquired intangible assets              10,639    (2,950)       13,589

    Amortization of acquired intangible
     assets                                     939       939             -

    Income from operations                    9,700    (3,889)       13,589

    Interest expense, net                     1,083         -         1,083
    Other income, net                          (469)        -          (469)

    Income before income taxes and
     minority interests                       9,086    (3,889)       12,975

    Income tax provision                      1,829         -         1,829

    Income before minority interests          7,257    (3,889)       11,146

    Minority interests in earnings of
     consolidated subsidiary                    317         -           317

    Net income                               $6,940   $(3,889)      $10,829


    Income per share:
          Basic                               $0.16                   $0.24
          Diluted                             $0.15                   $0.24

    Shares used in computing income per
     share:
          Basic                              44,412                  44,412
          Diluted                            44,995                  44,995


    Adjustments include amortization of
     acquired intangible assets and other
     acquisition and disposition related
     charges.

    (A)   Comprised of:
            Deferred compensation expense
             - IAS                              $10
                                                $10

    (B)   Comprised of:
            Deferred compensation expense
             - IAS                             $772
                                               $772


                           BROOKS AUTOMATION, INC.
                     CALCULATION OF PRO FORMA NET INCOME
              BEFORE AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS
            AND OTHER ACQUISITION AND DISPOSITION RELATED CHARGES
                   FOR THE SIX MONTHS ENDED MARCH 31, 2004
                    (in thousands, except per share data)




                                          U.S. GAAP   Adjustments Pro Forma

    Revenues                               $220,530        $-      $220,530
    Cost of revenues                        139,375       237 (A)   139,138

    Gross profit                             81,155      (237)       81,392

    Operating expenses:
      Research and development               32,702       229 (B)    32,473
      Selling, general and administrative 41,236 1,274 (C) 39,962 Acquisition-related and
       restructuring charges                  2,168     2,168             -
                                             76,106     3,671        72,435

    Income from operations before
     amortization of
     acquired intangible assets               5,049    (3,908)        8,957

    Amortization of acquired intangible
     assets                                   1,882     1,882             -

    Income from operations                    3,167    (5,790)        8,957

    Interest expense, net                     2,516         -         2,516
    Other income, net                          (511)        -          (511)

    Income before income taxes and
     minority interests                       1,162    (5,790)        6,952

    Income tax provision                      2,842         -         2,842

    Income (loss) before minority
     interests                               (1,680)   (5,790)        4,110

    Minority interests in earnings of
     consolidated subsidiary                    249         -           249

    Net income (loss)                       $(1,929)  $(5,790)       $3,861


    Income (loss) per share:
          Basic                              $(0.05)                  $0.09
          Diluted                            $(0.05)                  $0.09

    Shares used in computing income
     (loss) per share:
          Basic                              41,417                  41,417
          Diluted                            41,417                  42,036


    Adjustments include amortization of
     acquired intangible assets and other
     acquisition and disposition related
     charges.

    (A)   Comprised of:
            Deferred compensation expense
             - PRI                             $237
                                               $237

    (B)   Comprised of:
            Deferred compensation expense
             - PRI                             $208
            Deferred compensation expense
             - IAS                               21
                                               $229

    (C)   Comprised of:
            Deferred compensation expense
             - IAS                             $772
            Deferred compensation expense
             - PRI                              502
                                             $1,274

SOURCE  Brooks Automation, Inc.
    -0-                             04/22/2004
    /CONTACT: Mark Chung, Director of Investor Relations of Brooks Automation, Inc., +1-978-262-2459, mark.chung@brooks.com/
    /Web site:  http://www.brooks.com/
    (BRKS)

CO:  Brooks Automation, Inc.
ST:  Massachusetts
IN:  STW HRD SEM
SU:  ERN CCA MAV